Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS RESPONDS TO SOURCES SOUGHT NOTICE

FROM DEPARTMENT OF DEFENSE FOR ACUTE RADIATION SYNDROME

THERAPY FOR U.S. FORCES

SAN DIEGO – January 31, 2006 — Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that it has responded to the Sources Sought Notice (SSN) from the Department of Defense (DOD) titled, “Seeking Sources in the Advanced Development of Medical Radiation Countermeasures.” This response was due January 31, 2006. The Company has also received a letter from the DOD indicating that it intends to issue a Request for Proposal (RFP) for medical radiation countermeasures in the first half of 2006 and that it highly encourages Hollis-Eden to respond to the RFP once issued. The SSN is the first step in this procurement process.

The stated purpose of the SSN is to identify companies that believe they have viable candidate drugs that can be expeditiously developed and will provide a safe and effective countermeasure against radiation injury. Specifically, the SSN is seeking products that have the potential to mitigate the hematopoietic syndrome (particularly neutropenia and/or thrombocytopenia) and/or the gastrointestinal syndrome associated with acute radiation injury.

Hollis-Eden believes its drug candidate, NEUMUNE™, has the potential to offer a practical medical countermeasure that can be forward deployed with U.S. military personnel to provide protection from the life-threatening effects of acute radiation injury. NEUMUNE is being developed under the FDA’s “Animal Rule” for medical countermeasures to weapons of mass destruction. Pursuant to this rule, regulatory approval is based on efficacy demonstrated in relevant animal models and safety data in humans.

Hollis-Eden has previously presented data indicating that NEUMUNE can mitigate both neutropenia and thrombocytopenia as well as increase survival in rhesus monkeys exposed to high doses of total body irradiation. The Company has also presented clinical data indicating that administration of a 5-day treatment course of NEUMUNE is well tolerated and produces a dose dependent increase in both neutrophils and platelets in healthy human volunteers. NEUMUNE is being co-developed with the Armed Forces Radiobiology Research Institute (AFRRI), an agency within the DOD. AFRRI is a leader in studying the short- and long-term effects of radiation injury.

As previously announced, Hollis-Eden intends to respond to a separate RFP, issued by the Department of Health and Human Services (HHS), for Medical Countermeasures To Mitigate Or Treat Neutropenia Alone Or In Combination With Co-Morbidities Associated With Acute Radiation Syndrome (ARS). HHS has recently extended the deadline to respond to this RFP from February 8, 2006 to February 23, 2006.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

# # #

Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

858-587-9333